UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2013

PUBLIC STORAGE
(Exact name of registrant as specified in its charter)

Maryland	001-33519	95-3551121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of principal executive offices)	(Zip Code)

(818) 244-8080
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 17, 2013, Public Storage (the “Company”) entered into the Second Amendment (the “Amendment”) to its Amended and Restated Credit Agreement dated as of March 21, 2012, as amended (the “Credit Agreement”), with each of the lenders party thereto and Wells Fargo Bank, National Association, as agent.  Under the terms of the Credit Agreement, the Company has the ability to borrow up to $300 million under a revolving credit facility and also may, at any time during the term of the Credit Agreement, request an increase in the facility of an additional $300 million, subject to certain conditions.

Under the Credit Agreement (which was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on March 27, 2012), loans bear interest at variable rates determined at the Company’s option at the time of any borrowing.  Rates may be established based on an absolute rate determined by competitive bids or, alternatively, based on LIBOR or, under some circumstances, the Federal funds rate plus, in either case, an applicable margin.  The Amendment provides for an applicable margin ranging from 0.900% to 1.500%, depending upon the ratio of the Company’s Total Indebtedness to its Gross Asset Value, as each term is defined in the Credit Agreement, determined quarterly.  As a result of the Amendment, the applicable margin no longer will be based on the Company’s senior debt credit ratings published from time to time.

In the ordinary course of their respective businesses, many of the lenders party to the Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company and its subsidiaries for which they received, or may receive, customary fees and reimbursement of expenses.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1  Second Amendment to Amended and Restated Credit Agreement dated as of July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2013

                                                 PUBLIC STORAGE

By:	/s/ Steven M. Glick
Steven M. Glick
Senior Vice President

Exhibit Index

10.1  Second Amendment to Amended and Restated Credit Agreement dated as of July 17, 2013